EXHIBIT (b)(4)
CREDIT AGREEMENT
TERM LOAN FACILITY
USD 700,000,000

BETWEEN	Aktieselskabet Dampskibsselskabet TORM
as Borrower

AND	Danske Bank A/S
HSH Nordbank AG
as Lenders and Arrangers

AND	Danske Bank A/S
as Agent

DATED	17 April 2007

CONTENTS

1.	BACKGROUND	1
2.	DEFINITIONS	1
3.	THE FACILITY	1
4.	CONDITIONS FOR ADVANCE	3
5.	NOTICE OF DRAWDOWN	4
6.	FEES	5
7.	INTEREST	5
8.	REPAYMENT	6
9.	VOLUNTARY PREPAYMENT AND CANCELLATION	6
10.	MANDATORY PREPAYMENT AND CANCELLATION	7
11.	OTHER PAYMENT OBLIGATIONS	8
12.	PAYMENT TERMS AND PROCEDURES	11
13.	SECURITY	12
14.	REPRESENTATIONS AND WARRANTIES	12
15.	COVENANTS AND UNDERTAKINGS	15
16.	EVENTS OF DEFAULT	20
17.	THE AGENT	22
18.	CHANGES TO THE PARTIES	23
19.	NOTICES	24
20.	MISCELLANEOUS	26
21.	LAW, JURISDICTION AND ENFORCEABLITITY	26

Schedules:
Schedule 1:	The Lenders and their Commitments
Schedule 2:	Definitions
Schedule 3:	Conditions Precedent

Exhibits:
Exhibit 1:	Form of Notice of Drawdown
Exhibit 2:	Form of Compliance Certificate
Exhibit 3:	Form of Transfer Agreement
Exhibit 4:	Form of Agency Agreement
-i-

CREDIT AGREEMENT
This credit agreement (the “Agreement”) is made on 17 April 2007 between:
1)	Aktieselskabet Dampskibsselskabet TORM, a Danish company with company registration number CVR 22460218 and registered address at Tuborg Havnevej 18, DK-2900 Hellerup, Denmark, as Borrower;

2)	Danske Bank A/S, Holmens Kanal 2-12, DK-1092 Copenhagen K, Denmark, as Lender and Arranger;

3)	HSH Nordbank AG, Gerhart-Hauptmann-Platz 50, D-20095 Hamburg, Germany as Lender and Arranger; and

4)	Danske Bank A/S, Holmens Kanal 2-12, DK-1092 Copenhagen K, Denmark, as Agent.

1.	BACKGROUND

1.1	The Facility. Danske Bank A/S and HSH Nordbank AG have arranged this USD 700,000,000 term loan facility to the Borrower in order for the Borrower through Bidco to purchase shares in OMI Corporation. The Facility will be made available by the Lenders in accordance with their respective Commitments and subject to the terms and conditions set out in this Agreement.

2.	DEFINITIONS

2.1	Definitions. Terms defined in Schedule 2 shall have the meaning set out therein when used in this Agreement unless the context otherwise requires.

2.2	Interpretation. In this Agreement, unless the context otherwise requires
a)	words denoting the singular number shall include the plural and vice versa; and

b)	all references to the Clauses, Schedules and Exhibits are references to the clauses, schedules and exhibits to this Agreement.
3.	THE FACILITY

3.1	The Facility. The Lenders will make available to the Borrower a term loan facility in the amount of up to USD 700,000,000 (in words: seven hundred million United States dollars), subject to the terms and conditions of this Agreement.

3.2	Reduction of Facility. In the event that the Borrower’s Contribution to Bidco is less than 50%, the amount of the Facility shall be reduced pro rata. As an example, the Facility shall be reduced to USD 630.000.000 if the Borrower’s contribution of capital or Bidco Shareholder Loans to Bidco is 45%.

3.3	Purpose. The Advances under the Facility may only be used by the Borrower as Bidco Shareholder Loans to Bidco in order for Bidco to finance the Offer to complete the Acquisition.

3.4	Availability. Subject to the conditions in Clause 4, Advances will be available for drawing under the Facility during the Commitment Period, provided that the Facility will be available in the following amounts depending on Bidco’s shareholding in OMI immediately following the making of an Advance and the Borrower providing a Bidco Shareholder Loan to Bidco:

Bidco's ownership in OMI	Availability of Facility
(subject to Clause 3.2)
More than 50%	USD 350,000,000
More than 60%	USD 420,000,000
More than 70%	USD 490,000,000
More than 80%	USD 560,000,000
More than 90%	USD 630,000,000
100%	USD 700,000,000
3.5	Lenders’ Participation. Each Lender will participate in each Advance in the proportion between its Commitment and the total of the Lenders’ Commitments and subject to the other terms of this Agreement.

3.6	Finance Parties’ obligations several. The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations, does not affect the obligations of any other Finance Party or the Borrower under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents. The Agent shall not in any circumstances be liable to make available to the Borrower any sum greater than the aggregate of the amounts provided by the Lenders pursuant to Clause 5.5.

3.7	Force majeure. A Finance Party can in no circumstances be made liable for damage or loss due to legal provisions, public measures or the like, actual or imminent war or similar situations, revolt, civil unrest, lock out, natural catastrophe, Acts of God, computer breakdowns or acts or omissions by third parties, which are beyond such Finance Party’s direct control, including strike, boycott or blockades, all irrespective of whether such party is a party to conflicts arising and have given cause to such conflicts and irrespective of whether conflicts arising affect only such Finance Party or any part of the functions of the Finance Party in question.

4.	CONDITIONS FOR ADVANCE

4.1	Conditions precedent. The availability of the Facility shall be subject to the Agent having received, in form and substance satisfactory to it, all of the documents and other evidence listed in Part A of Schedule 3 and that the proposed first Drawdown Date is no later than 31 July 2007.

4.2	Conditions for the Advances. Subject to Clause 4.4, the availability of the Advances shall be subject to the Agent having received in a form and substance satisfactory to the Agent all of the documents and evidence listed in Part B of Schedule 3 at the time of or immediately after the drawdown of such Advance.

4.3	Further conditions precedent. Subject to Clause 4.4, the obligation of each Lender to make available its Participation in any Advance is subject to the further conditions that on the date on which the relevant Notice of Drawdown is given and on the relevant Drawdown Date:
a)	the representations and warranties of the Borrower under the Finance Documents are true and accurate with respect to the circumstances existing at that date and will in all material respects be true and correct immediately after the drawdown of such Advance; and

b)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the advancing of the relevant Advance.
4.4	Certain Funds.

4.4.1	Following satisfaction (or waiver, as the case may be) of the conditions set out in Part A of Schedule 3, notwithstanding the provisions of Clause 4.2 (Conditions for the Advances) or Clause 4.3 (Further conditions precedent), the Lenders will be obliged to participate in each Advance to be made during the Certain Funds Period for the purpose specified in Clause 3.3 (Purpose) unless:
a)	any Certain Funds Default has occurred; or

b)	it is illegal for that Lender to perform any of its obligations or to fund under the Facility, in which case that Lender must notify the Borrower and the Agent as soon as it becomes aware of the relevant legal issue and the provisions relating to Clause 10.3 (Illegality) will apply.
4.4.2	During the Certain Funds Period no Lender shall:
a)	exercise any right to suspend or terminate the obligation to make any Advance available;

b)	exercise any rights under Clause 16.2 (Action following an Event of Default) or any other right of suspension, termination or cancellation or netting under Clause

16.3 (Close-out netting) or set-off under Clause 12.6 (Set-off by the Finance Parties) in respect of any Advance, unless any event or circumstance set out in Clause 4.4.1 (a) or (b) has occurred. For the avoidance of doubt, save as expressly stated otherwise, this Clause 4.4 does not constitute a waiver of the rights of the Finance Parties in respect of any Event of Default.

4.5	Waiver of conditions precedent. The conditions to be fulfilled by the Borrower in this Clause 4 are solely for the benefit of the Lenders and may be waived on their behalf in whole or in part and with or without conditions by the Agent (after consultation with the Lenders).

5.	NOTICE OF DRAWDOWN

5.1	Notification to the Agent. If the Borrower wishes to draw down an Advance, the Borrower must deliver a Notice of Drawdown to the Agent no later than 10:00 a.m. Copenhagen time 3 (three) Banking Days prior to the proposed Drawdown Date.

5.2	Additional requirements. The following requirements shall apply to each Advance:
a)	Advances may only be made on Banking Days during the Commitment Period;

b)	the principal amount of each Advance shall be a minimum of USD 5,000,000 (in words: five million United States dollars) or the amount of the Available Facility;

c)	no more than 5 (five) Advances may be outstanding at any one time;

d)	the total outstanding Advances may not exceed the total of the Lenders’ Commitments.
5.3	Irrevocability. Each Notice of Drawdown shall be irrevocable and the Borrower shall be bound to borrow in accordance therewith.

5.4	Notification to Lenders. Upon receipt of a Notice of Drawdown, the Agent shall on the same day and no later than 11:00 a.m. Copenhagen time notify each of the Lenders of the details of the requested Advance.

5.5	Advance by Lenders. Subject to the terms and conditions of this Agreement, each Lender shall no later than 11.00 a.m. Copenhagen time on the Drawdown Date make available to the Agent for the account of the Borrower an amount equal to its share in the amount specified in the Notice of Drawdown.

6.	FEES

6.1	Commitment fee.
a)	The Borrower shall not pay any commitment fee, if the Facility is cancelled in full by the Borrower no later than on the 3-month anniversary of the date of this Agreement.

b)	If the Facility is not so cancelled, the Borrower shall during the Commitment Period (including the first 3 months) pay to the Agent for the account of the Lenders a commitment fee at the rate of 0.25% per annum on the daily undrawn and uncancelled portion of the Facility.

c)	The commitment fee shall be payable quarterly in arrears on the last Banking Day of each calendar quarter (however the first time at the end of the quarter ending on 30 September 2007) and on the Maturity Date (or the date on which the Facility is fully cancelled, if such date is earlier).
6.2	Up-front fee. The Borrower shall pay to the Agent for the account of the Lenders the following upfront fees calculated on the basis of the total of the Lender’s Commitment:
a)	a fee of 0.05% payable on the date of this Agreement; and

b)	a fee of 0.15% payable on the first Drawdown Date.
6.3	Agency fee. The Borrower shall pay to the Agent an agency fee to be agreed in the Fee Letter.

7.	INTEREST

7.1	Payment of interest. The Borrower shall pay accrued interest on the outstanding amount of each Advance (or the relevant part thereof) in arrears on each Interest Payment Date in respect of such Advance (or the relevant part thereof).

7.2	Interest rate. The rate of interest applicable to each Interest Period shall be the rate per annum calculated by the Agent as the aggregate of LIBOR and the Margin.

7.3	Selection of Interest Periods. Interest Periods shall be determined as follows:
a)	Separate Interest Periods. The Borrower may draw up to 5 (five) separate Advances and select separate Interest Periods for each Advance, but not for part of an Advance.

b)	Selection by the Borrower. The Borrower may select the duration of the first Interest Period for an Advance in the Notice of Drawdown for such Advance. The selection of subsequent Interest Periods for Advances may be made by fax or pdf-

file attached to an e-mail to the Agent no later than 3 (three) Banking Days prior to the commencement of such Interest Period.

c)	Duration. The Interest Periods shall be 1 (one), 2 (two), 3 (three) or 6 (six) months or such other shorter periods as the Borrower and the Agent may agree. The Borrower may not select more than 3 (three) Interest Periods with a duration of 1 months during the term of the Facility.

d)	No selection. If the Borrower fails to select the duration of an Interest Period, the Borrower shall be deemed to have selected an Interest Period of 3 (three) months.

e)	Final Repayment Date. No Interest Period may extend beyond the Maturity Date.

f)	Non-Banking Day. If an Interest Period would otherwise end on a day, which is not a Banking Day, such Interest Period shall end on the next succeeding Banking Day in that calendar month (if there is one) or the immediately preceding Banking Day (if there is not).

g)	No corresponding day. If an Interest Period commences on the last Banking Day of a calendar month and if there is no corresponding day in the month in which it is to end, it shall end on the last Banking Day of the relevant calendar month.
7.4	Notification. The Agent will notify the Lenders of the Interest Periods and each rate of interest determined in accordance with this Agreement upon the determination thereof.

7.5	Default rate. If the Borrower fails to pay to any Finance Party any part of the Indebtedness due under the Finance Documents promptly when due, the Borrower shall, from the date when such part of the Indebtedness fell due, pay interest on the unpaid sum in the currency in which it fell due up to the date of actual payment, at a rate per annum which is 2.00% (two point zero per cent) point above the rate of interest applicable to the relevant Advance pursuant to Clause 7.2.

7.6	Calculation of interest. All sums falling due by way of interest shall be fixed by the Agent 2 (two) Banking Days prior to the commencement of the relevant Interest Period and shall be calculated on the basis of a year of 360 (three hundred and sixty) days and for the actual number of days elapsed.

8.	REPAYMENT

8.1	Repayment. The Borrower shall repay the Indebtedness in full on the Maturity Date.

9.	VOLUNTARY PREPAYMENT AND CANCELLATION

9.1	Voluntary prepayment. The Borrower may, by giving the Agent not less than 3 (three) Banking Days prior written notice, prepay the whole or part of an Advance, provided that such prepayment is in a minimum amount of USD 10,000,000 (in words: ten mil-

lion United States dollars) and in integral multiples of USD 1,000,000 (in words: one million United States dollars) thereafter.

9.2	Voluntary cancellation. The Borrower may, by giving the Agent not less than 3 (three) Banking Days prior written notice, cancel all or part of the Facility but if in part, in a minimum amount of USD 10,000,000 (in words: ten million United States dollars) and in integral multiples of USD 1,000,000 (in words: one million United States dollars) thereafter).

9.3	Notice irrevocable. Any notice of prepayment or cancellation by the Borrower shall be irrevocable, shall specify the date on which the prepayment or cancellation is to be made and the amount of the prepayment or cancellation, and shall oblige the Borrower to make that prepayment or cancellation. The Agent shall promptly notify the Lenders of receipt of any such notice.

9.4	Additional payments. Any prepayment or cancellation under this Agreement (including prepayments under Clause 10) shall be made together with accrued interest on the amount prepaid, any amount payable pursuant to Clause 6 (Fees) and Clause 11.5 (Breakage costs) and any other Indebtedness relating thereto.

9.5	No utilisation of cancelled Facility. The Borrower may not utilise any part of the Facility, which has been cancelled pursuant to this Clause 9.

9.6	No re-borrowing. Any Advances, which are repaid or prepaid pursuant to this Agreement, may not be re-borrowed.

10.	MANDATORY PREPAYMENT AND CANCELLATION

10.1	Change of Control. If a person (or a group of persons acting in concert) gains control over the Borrower, the Borrower shall prepay all outstanding Advances and the Facility shall be cancelled in full, no later than 30 days after such event has occurred, unless otherwise approved by the Majority Lenders, such approval not to be unreasonably withheld or delayed.

For the purpose of this Clause 10.1, a person (or a group of persons acting in concert) has gained “control” of the Borrower, (i) if such person (or group of persons) holds the majority of the voting rights in the Borrower, (ii) if such person (or group of persons) becomes entitled to appoint or remove a majority of the Borrower’s members of the board of directors, (iii) if such person (or group of persons) obtains the right to exercise a controlling influence over the Borrower according to the articles of association or otherwise in agreement with the Borrower, or (iv) if such person (or group of persons) according to agreement with the other shareholders controls the majority of the voting rights in the Borrower.

10.2	Dividend payments. The Borrower shall prepay the following amounts under the Facility no later than 10 Banking Days after payment has been made by OMI or Bidco, as the case may be:
a)	an amount equal to such part of any payment OMI may make to Bidco by way of dividends or otherwise that corresponds to the Borrower’s ownership interest in Bidco; and

b)	an amount equal to such payment Bidco may make to the Borrower by way of dividends or otherwise minus payments made under (a) above;
provided that no such prepayment shall be made unless the aggregate of the amounts under (a) and (b) above exceed USD 25,000,000 during the Commitment Period.

10.3	Illegality. If any Regulation or the introduction or change of any Regulation or change in the interpretation or application thereof makes it unlawful for a Lender to make available or fund or maintain its Commitment or its Participation in the Advances:
a)	that Lender shall notify the Agent promptly upon becoming aware of that event; and

b)	upon the Agent notifying the Borrower of such event (i) the Lender’s Commitment will be immediately cancelled; and (ii) the Borrower shall prepay that Lender’s Participation and any Indebtedness relating thereto (in each case, if any) on the date specified by the Lender in the notice delivered to the Agent (which date shall be no earlier than the date from which the Lenders’ making available the Advances is unlawful under or contrary to the relevant Regulation); and

c)	to the extent possible pursuant to such Regulation (or changed Regulation) the Agent, the Borrower and the relevant Lender shall prior to such cancellation or prepayment in good faith negotiate for a period of up to 30 (thirty) days after notice has been given by the Agent to the Borrower in order to seek to restructure the Facility to avoid any illegality and any cancellation or prepayment.
10.4	Borrower’s right to terminate with OMI. The Borrower shall prepay the Facility on the date falling seven Banking Days after the Borrower has a right to terminate any of the Transaction Documents to which OMI is a party (unless the Lenders consent otherwise, such consent not to be unreasonably withheld).

10.5	Sale of OMI vessels. The Borrower shall prepay in accordance with Clause 15.5.

11.	OTHER PAYMENT OBLIGATIONS

11.1	Tax gross-up. If the Borrower is required to make a Tax deduction or withholding from any payment under the Finance Documents, the amount of the payment due from the Borrower shall be increased to such amount which is necessary to ensure that the Finance Parties receive and retain a net amount which (after making the required Tax de-

duction or withholding) is equal to the payment which would have been received and retained if no Tax deduction or withholding had been required.

11.2	Tax credit. If the Borrower makes a payment of any Tax pursuant to Clause 11.1 and the relevant Finance Party obtains a credit against or repayment of such Tax, such Finance Party shall pay an amount to the Borrower, which that Finance Party determines will leave it (after that payment) in the same after-tax position as it would have been in had the Tax not been payable. Nothing herein contained shall interfere with the right of the Lenders to arrange their tax affairs in whatever manner it thinks fit. The Borrower shall reimburse each Lender the costs of obtaining any credit or repayment of any Tax pursuant to this Clause 11.2.

11.3	Increased costs. The Borrower shall, upon demand from a Lender through the Agent, pay to the Agent for the account of the relevant Lender an amount equal to any unforeseen additional or increased cost incurred by that Lender in relation to any amount owed by the Borrower under this Agreement as a result of any Regulation or any introduction of or change in any Regulation or any change in the interpretation or application of any Regulation including without limitation:
a)	any net increase in the cost to a Lender of making, funding or maintaining the Advances or the Commitments; or

b)	a reduction in any amount payable under any Finance Document; or

c)	any other reduction in the effective return to a Lender under the Finance Documents in relation to any Advance (except for Taxes and taxes on the overall income of any Lender, which shall only be reimbursed by the Borrower to the Lenders if otherwise required pursuant to this Agreement).

In the event that a Lender makes a claim pursuant to this Clause 11.3, the Borrower shall be entitled to prepay the Participation of such Lender under the Facility in full within 30 days after demand is made by the relevant Lender pursuant to this Clause 11.3. If the Borrower makes such prepayment, the relevant Lender’s Commitment shall be automatically cancelled in full and the Facility will be reduced by an amount equal to the relevant Lender’s Commitment.
11.4	Currency indemnity. The Borrower shall indemnify the Finance Parties against any loss suffered as a result of a judgement or award being awarded or enforced against the Borrower in any currency other than in the relevant currency in which such amount is outstanding under the Finance Documents.

11.5	Breakage costs. The Borrower shall indemnify each of the Lenders on demand against any Costs which that Lender has sustained or incurred as a consequence of:

a)	any Advance not being advanced following the service of a Notice of Drawdown in respect thereof (except as a result of the failure of that Lender to comply with its obligations under this Agreement);

b)	acceleration of the repayment of the Advances or any part thereof pursuant to Clause 16.2; or

c)	any prepayment or repayment of an Advance or any part thereof otherwise than on the last day of the Interest Period in respect of such Advance;
including without limitation (i) any Breakage Costs or (ii) in the event of the breaking of the Lenders’ funding, any loss, expense, premium or penalty in respect of such breaking of the Lenders’ funding or any liquidation of funds borrowed, contracted for or utilised to fund any Advance, any amount payable under this Agreement or any amount repaid or prepaid under this Agreement.

11.6	Default. The Borrower shall, on demand from the Agent, indemnify the Finance Parties against all Costs suffered, incurred or paid by the Finance Parties as a result of or in connection with any failure by the Borrower in fulfilling any of its obligations under the Finance Documents, including without limitation any Event of Default and including without limitation any Costs of the Finance Parties in enforcing the Finance Documents.

11.7	Claim indemnification. The Borrower shall, on demand from the Agent, indemnify the Finance Parties from and against any Costs which may be suffered, incurred or paid by any of the Finance Parties at any time (whether before or after the repayment of the Advances) relating to, or arising directly or indirectly from the Borrower’s violation of any Regulations, including without limitation any environmental regulations.

11.8	Transaction and enforcement costs. The Borrower shall on demand from the Agent, pay and indemnify the Finance Parties against any Costs suffered, incurred or paid by the Finance Parties in connection with:
a)	the negotiation, preparation, execution, closing, perfection, registration and filing of the Finance Documents and all documents and agreements relating thereto (including costs of legal counsel);

b)	any amendment or variation of or any release, waiver or consent under any of the Finance Documents;

c)	the preservation, protection or maintenance of, or attempt to pre-serve, protect or maintain any of the rights of the Finance Parties under the Finance Documents and/or

d)	any investigation or enforcement (or an attempted enforcement) of any of the Finance Documents after any Event of Default or Potential Event of Default has occurred.

12.	PAYMENT TERMS AND PROCEDURES

12.1	Payment to the Agent. All payments by the Borrower to the Finance Parties or by the Finance Parties to the Borrower under the Finance Documents shall be paid through the Agent.

12.2	Currency. All payments of principal, interest and fees to be made by the Borrower shall be made in USD. All payments of Costs shall be made in the currency in which the same were incurred. All other payments (if any) shall be made in USD.

12.3	Due date. All payments to be made by the Borrower or the Lenders hereunder shall be made for value on the due date in immediately available funds to such account as the Agent may from time to time designate no later than 11.00 a.m. Copenhagen time.

12.4	Non Banking Day. If any sum payable by the Borrower under this Agreement shall be-come due on a day which is not a Banking Day, the due date shall be the next succeeding Banking Day in that calendar month (if there is one) or the preceding Banking Day (if there is not).

12.5	No set-off by the Borrower. All payments to be made by the Borrower under the Finance Documents shall be made without set-off or counter claim. For the avoidance of doubt this provision shall not limit the Borrower’s right to enforce any claims, which the Borrower may have against the Finance Parties, provided that such claims are not set-off or otherwise enforced against the payments by the Borrower under the Finance Documents.

12.6	Set-off by the Finance Parties. A Finance Party may set-off any matured obligations due from the Borrower under the Finance Documents against any matured obligations owed by that Finance Party to the Borrower, regardless of the place of payment, branch or currency of either obligation.

12.7	Application of payments. Unless otherwise provided hereunder, all payments made by the Borrower for the account of the Finance Parties shall be applied firstly towards costs, fees and expenses, secondly towards interest, including default interest and thirdly towards principal.

12.8	Distribution by the Agent. Payments received by the Agent for the account of the Lenders shall be distributed to the Lenders according to their respective Participation in the Advances.

12.9	Redistribution. If a Finance Party receives a payment from the Borrower in respect of the Finance Documents (including by way of set-off) or any excess amount through the Agent, such Finance Party shall promptly pay such amount to the Agent and the amount shall be redistributed in accordance with this Agreement and any agreement between the Finance Parties, unless

a)	the receiving Lender has received or recovered an excess amount as a result of any legal action if the other Finance Parties had an opportunity to participate in such action but did not; or

b)	the receiving Lender would not, after making any payment pursuant to this Clause 12.9, have a valid and enforceable claim against the Borrower.
12.10	Evidence of calculations. The certificate of the Agent as to any calculation of any interest rate or any amount payable pursuant to the Finance Documents shall serve as prima facie evidence of any interests and other amounts due under the Finance Documents in accordance therewith, including in any legal proceedings.

13.	SECURITY

13.1	Security Documents. The obligations of the Borrower hereunder shall, as long as any amount is payable or may become payable under this Agreement be secured by a first priority assignment or pledge by the Borrower of the Bidco Shareholder Loan, duly executed and perfected and in a form and substance acceptable to the Agent.

13.2	Further assurances. The Borrower shall execute, register and deliver such other additional pledge instruments, mortgages, assignments and other security documents in favour of the Lenders as the Lenders or any of them through the Agent may from time to time reasonably request in order to better perfect the security listed in Clause 13.1.

14.	REPRESENTATIONS AND WARRANTIES

14.1	Status, powers and business of the Borrower. The Borrower represents and warrants to the Finance Parties that:
a)	Incorporation. The Borrower is a limited liability company duly incorporated and validly existing under the laws of Denmark;

b)	Corporate power and authority. The Borrower has the power to enter into and perform the Finance Documents, the Transaction Documents and the transactions contemplated hereby and thereby and has taken all necessary actions to authorise the entering into and performance of the Finance Documents, the Transaction Documents and the transactions contemplated hereby and thereby;

c)	Legal, binding and enforceable obligations. The Finance Documents and the Transaction Documents to which the Borrower is a party have been duly executed and constitute the legal, valid and binding obligations for it enforceable against it in accordance with their terms;

d)	No conflict. The entering into and performance of the Finance Documents, the Transaction Documents and the transactions contemplated hereby and thereby do not and will not conflict with (i) any Regulations, (ii) the Borrower’s Articles of

Association or (iii) any agreement or document to which the Borrower is a party, or which is binding upon the Borrower or any of the Borrower’s assets;

e)	No defaults. No event has occurred which constitutes a default under and in respect of any material agreement or document (including inter alia the Finance Documents and the Transaction Documents) to which the Borrower is a party or by which the Borrower may be bound and no event has occurred which, with the giving of notice, lapse of time, or determination of materiality may constitute a default under or in respect of any such material agreement or document and which, in either case, could or might result in any material adverse change in the Borrower’s business (financial or otherwise);

f)	No litigation. No action, suit, proceeding, litigation or dispute against the Borrower is currently taking place or pending or, to the Borrower’s knowledge, threatened nor is there subsisting any judgment or award against the Borrower, before any court, board of arbitration or other body which, in either case, could or might result in any material adverse change in the Borrower’s business or condition (financial or otherwise);

g)	Tax compliance. The Borrower has, to the best of its knowledge complied with all taxation laws in all relevant jurisdictions and the Borrower has paid all taxes and other amounts due to governments and other public bodies, and no material claims are being asserted against the Borrower with respect to such taxes or other payments to public or governmental bodies which, in either case, could or might result in any material adverse change in the Borrower’s business or condition (financial or otherwise);

h)	No immunity. The Borrower is subject to civil and commercial law with respect to its obligations under the Finance Documents and the Transaction Documents, and neither the Borrower nor any of its assets enjoy any right of immunity from set-off, suit or execution in respect of the Borrower’s obligations under the Finance Documents or the Transaction Documents;

i)	No withholding. All amounts payable by the Borrower under the Finance Documents may be made free and clear of and without deduction for or on account of any tax or other duty due to a governmental or other public body;

j)	Solvency. The Borrower is not insolvent or in liquidation or administration or subject to any other insolvency procedure, and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of the Borrower or all or any part of its assets;

k)	Ownership of assets. The Borrower has the power to own its assets and to carry on its business as it is being conducted;

l)	Bidco. After the establishment of Bidco:

(i)	Bidco will maintain its corporate or legal existence, subject to the terms of the Transaction Documents;

(ii)	The Borrower will own 50% of the shares or other ownership interest in Bidco and the Borrower’s right and obligation to contribute further capital to Bidco is only in the form of Bidco Shareholder Loans;

(iii)	The other 50% of the shares or ownership interest in Bidco is owned by Teekay (either directly or through a Subsidiary of Teekay) and Teekay has identical rights and obligations to contribute further capital to Bidco;

(iv)	Bidco will only conduct business in relation to the Acquisition, and following the merger between Bidco and OMI, the current business of OMI or as contemplated by the Transaction Documents; and

(v)	The Transaction Documents to which Bidco will be a party will been duly executed and constitute the legal, valid and binding obligations for it enforceable against it in accordance with their terms and the Transaction Documents will not conflict with (i) any Regulations or (ii) Bidco’s constitutional documents;
m)	Transaction Documents. As of the date of this Agreement, the Transaction Documents contain all the material terms of the Acquisition;

n)	No material adverse change. No material adverse change has occurred in the ability of the Borrower to meet its obligations under the Finance Documents since the date of its latest annual report;

o)	Disclosure of material facts. The Borrower is not aware of any material facts or circumstances which have not been disclosed to the Agent and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make a credit facility of the nature contemplated by this Agreement available to the Borrower;

p)	Accuracy of information. All financial information and other documentation submitted to the Finance Parties by or on behalf of the Borrower in connection with this Agreement is accurate and correct in all material respects and not misleading; and

q)	No money laundering. In relation to the borrowing by the Borrower of each Advance, the performance and discharge of its obligations and liabilities under this Agreement or any of the Finance Documents and the transactions and other arrangements effected or contemplated by this Agreement or any of the Finance Documents to which the Borrower is a party, the Borrower is acting for its own account and that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Community).
14.2	Repetition.
a)	The representations and warranties of the Borrower set out in Clause 14.1 shall be deemed to be made on the date hereof, on each Drawdown Date and on each Interest Payment Date with respect to the facts and circumstances existing on each such date, as if made on each such date.

b)	However, the representations and warranties in Clauses 14.1 e) (No defaults), f) (No litigation), g) (Tax compliance), i) (No withholding), j) (solvency) and n) (No material adverse change) shall not be repeated on each Interest Payment Dates.

c)	The representations and warranties in Clauses 14.1 q) (No money laundering) shall be repeated daily as long as any part of the Indebtedness remains outstanding or the Lenders have any obligations under any of the Finance Documents.
15.	COVENANTS AND UNDERTAKINGS

15.1	Financial covenants. The following requirements shall apply to the Borrower at all times as long as any part of the Indebtedness remains outstanding:
a)	Equity ratio. The Borrower’s equity ratio, being the consolidated book value of the equity of the Borrower divided by the consolidated book value of the assets of the Borrower, shall be greater than 25%;

b)	Cash and Cash Equivalents. The Borrower shall on a consolidated basis have freely available Cash and/or Cash Equivalents of a minimum of USD 25,000,000; and

c)	Equity. The Borrower’s consolidated book equity shall be greater than DKK 1,250,000,000.
The book value of equity and the book value of assets shall for the purpose of this Clause 15.1 be determined on the basis of the accounting principles applied in the Borrower’s annual reports from time to time.

15.2	Information. As long as any part of the Indebtedness remains outstanding, the Borrower undertakes as follows (at its own cost):
a)	Annual accounts. The Borrower will, as soon as possible and in any event no later than 120 (one hundred twenty) days after the end of its accounting year, supply the Agent with sufficient copies to each of the Lenders of the Borrower’s consolidated and unconsolidated audited annual financial statements and cash flow reports prepared in accordance with generally accepted accounting principles in

Denmark audited by auditors approved by the Agent which approval shall not be unreasonably withheld;

b)	Quarterly accounts. The Borrower will not later than 60 (sixty) days after the end of each quarter of each financial year of the Borrower (save for the last quarter of each financial year) supply the Agent with sufficient copies for the Lenders of the Borrower’s unaudited accounts and financial statements prepared in accordance with generally accepted accounting principles in Denmark;

c)	Compliance Certificate. The Borrower will not later than 60 (sixty) days after the end of each quarter of each financial year of the Borrower, at the request of the Agent, forward to the Agent a compliance certificate in the form set out in Exhibit 2 confirming compliance with the financial covenants set out in Clause 15.1 and confirming that no breach thereof is reasonably anticipated;

d)	Further information. The Borrower will, as soon as possible but in no event later than two (2) weeks after the Agent’s request send to the Agent such other information (financial or otherwise) with respect to itself, Bidco or OMI as the Agent may from time to time reasonably request;

e)	Communication to creditors. The Borrower will promptly send to the Agent copies of all communications generally submitted to its creditors and copies of communications sent to the Copenhagen Stock Exchange;

f)	Notification of material events. The Borrower will promptly notify the Agent of any events which have occurred or will occur which may have a material impact on the Borrower’s condition (financial or otherwise), including in particular any default or threatening default under any material agreement to which the Borrower is a party and any action, suit, arbitration or administrative proceeding pursued or to be pursued before any court, tribunal or governmental or other authority;

Clause 15.2 a), b), d), e) and f) shall not apply if the Borrower’s website, www.torm.com, is functional, and (i) the required information is available at such website; and (ii) the Borrower is providing e-mail notifications with such information to such persons or entities which have registered themselves for such service on the Borrower’s website;

g)	Know your customer. The Borrower will provide the Finance Parties with such information in order for the Finance Parties to comply with applicable “know your customer” procedures;

h)	The Offer and the Acquisition. The Borrower will notify the Lenders:

(i)	of any material changes to the Transaction Documents and the Acquisition, such notifications to be made prior to any changes being made, if this is practically and otherwise immediately thereafter;

(ii)	if the Borrower breaches, or if the Borrower becomes aware that any other party to the Transaction Documents or OMI breaches, any material obligations under any of the Transaction Documents or any material agreements to which OMI is a party; and
i)	Notification of Event of Default. The Borrower will promptly notify the Agent of any Event of Default or any event which with the giving of notice, lapse of time or upon determination of materiality may constitute an Event of Default.
15.3	The Borrower’s business. As long as any part of the Indebtedness remains outstanding, the Borrower undertakes as follows (at its own cost):
a)	Corporate existence and listing. The Borrower will maintain its corporate existence as a Danish company and will maintain its listing on the Copenhagen Stock Exchange;

b)	Conduct of business. The Borrower will carry on its business in accordance with (i) acknowledged, careful and sound practises, and (ii) all Regulations applicable from time to time, including without limitation environmental rules and regulations;

c)	Authorisations. The Borrower will obtain, maintain in full force and effect, and act in accordance with all authorisations, consents, licences, registrations or similar permissions required in connection with its performance of, or the validity or enforceability of the Finance Documents, the Transaction Documents and/or the transactions contemplated thereby;

d)	Tax compliance. The Borrower will generally comply with all taxation laws in all relevant jurisdictions and pay all Taxes and other amounts due by it to governments and other public bodies and to ensure that no material claims will be asserted against it with respect to such Taxes or other payments to public or governmental bodies which, in either case, could or might result in any material adverse change in the Borrower’s business or condition (financial or otherwise);

e)	Arm’s length. The Borrower will implement all transactions with its Affiliates on an arm’s length basis;

f)	Books, accounts and records. The Borrower will at all times maintain its books, accounts and records;

g)	No change of business. The Borrower will continue to conduct its business being the ownership, management and operations of ships and not materially change its business purpose as on the date hereof;

h)	Mergers. The Borrower will not enter into any merger or consolidation or other corporate restructuring or effect any material divestment without the prior written consent of the Majority Lenders, if such merger, consolidation, restructuring or divestment could or might result in any material adverse change in the Borrower’s business or condition (financial or otherwise);

i)	Transaction Documents and squeeze-out. The Borrower will ensure or procure that:
(i)	no changes are made to the Transaction Documents which are reasonably likely to materially and adversely affect the interests of the Finance Parties;

(ii)	the Borrower will not give any waivers or consents relating to material issues in the Transaction Documents without the consent of the Lenders, such consent not to be unreasonably withheld or delayed; and

(iii)	after the first Advance has been made Bidco commences a statutory squeeze out-procedure in respect of the shares of OMI not owned by Bidco in order for OMI to become a wholly owned subsidiary of Bidco, provided that Bidco and OMI may merge with Bidco as the surviving entity as set forth in the Transaction Documents;
j)	Additional assurances. The Borrower will provide all such other information and enter into all such other documentation as the Agent may reasonably request or require in connection with the protection, preservation and enforcement of the security created by the Security Documents;

k)	Pari passu. The Borrower will ensure that the obligations of the Borrower under this Agreement will rank at all times at least pari passu with all its other existing or future indebtedness, obligations and liabilities actual or contingent from time to time (save those as by law rank as preferential); and

l)	Negative pledge. The Borrower will not create any Security Interest (and will procure that any Security Interest promptly is removed) on its shares in Bidco and on Bidco’s shares in OMI.
15.4	Bidco’s business. After the establishment of Bidco, and thereafter as long as any part of the Indebtedness remains outstanding, the Borrower undertakes the procure the following (at its own cost):

a)	Bidco will maintain its legal existence and, until the merger with OMI, will be a single purpose vehicle with the only purpose of owning shares in OMI and effectuating the Acquisition;

b)	the undertakings set forth in Clause 15.3 b) to g) with respect to the Borrower shall also apply mutatis mutandis with respect to Bidco;

c)	Bidco will not merge or undergo any other reorganisation or restructuring other than a merger with OMI or otherwise in accordance with the Transaction Documents and only provided that the Bidco Shareholder Loans remains in full force or effect unless otherwise agreed with the Lenders; and

d)	the obligations of Bidco under the Bidco Shareholder Loans and the identical loans provided by Teekay (and/or a Subsidiary of Teekay) will be identical unsecured obligations which will rank pari passu in between each other.
15.5	Bidco Shareholder Loans.
a)	The Borrower has assigned the Bidco Shareholder Loans to the Lenders as security pursuant to Clause 13.1.

b)	In the event that Bidco will sell any vessels (a “Vessel”) to the Borrower in accordance with the Transaction Documents, the Borrower shall notify the Agent prior to such sale taking place specifying the name of the Vessel and the agreed purchase price as set forth in the Transaction Documents (the “Vessel Purchase Price”), together with information of the principal amount of the Bidco Shareholder Loans before and after completion of the sale.

c)	At the time of completing such sale of the Vessel from Bidco to the Borrower (or a Subsidiary of the Borrower), the Vessel Purchase Price shall be set-off against the Bidco Shareholder Loans.

d)	Upon receiving the notice of the sale of the Vessel as set forth in (b) above (and prior to the sale being completed), the Lenders may select (which selection shall not be delayed) that either (i) or (ii) shall apply in respect of the Vessel:
(i)	If after the Borrower (or a wholly Subsidiary of the Borrower) becoming the owner of the Vessel, the Vessel is sold, mortgaged or a total loss has occurred in respect of the Vessel, then the proceeds received in respect of such event shall be applied to prepay the Advances; or

(ii)	On or before the set-off referred to under (c) above occurs, the Borrower shall prepay the Advances with an amount that equals 1/21 of the Lenders’ total Commitments.

16.	EVENTS OF DEFAULT

16.1	Events of Default. An Event of Default shall be deemed to have taken place if any of the following events occurs (notwithstanding the reason why it has occurred) and the Agent notifies the Borrower that an Event of Default has occurred:
a)	Failure to pay. The Borrower fails to pay when due any sum payable under any of the Finance Documents (or any agreement entered into in connection with any of the Finance Documents), and such payment has not been made in full within three (3) Banking Days after the Borrower’s receipt of the Agent’s notice in respect thereof; or

b)	Breach of representations and warranties. Any representation or warranty made by the Borrower in any Finance Document or any certificate or statement delivered or made thereunder is incorrect or inaccurate in any material respect, provided, however, that such breach shall not constitute an Event of Default if:
i)	the breach is capable of remedy; and

ii)	the breach is remedied to the satisfaction of the Agent within 7 (seven) Banking Days of the earlier of (i) the Borrower becoming aware of the breach and (ii) a notice from the Agent specifying the breach was received by the Borrower; or
c)	Security jeopardized. The security constituted by any of the Security Documents is imperilled or jeopardized in any way; or

d)	Financial covenants and other obligations or undertakings. Any of the requirements set out in Clause 15.1 (financial covenants) are not satisfied at any time or any other obligation of the Borrower or undertaking made by the Borrower in any Finance Document, or any certificate or statement delivered under the said documents is breached, provided, however, that such breach shall not constitute an Event of Default if:
i)	the breach is capable of remedy; and

ii)	the breach is remedied to the satisfaction of the Agent within 7 (seven) Banking Days of the earlier of (i) the Borrower becoming aware of the breach and (ii) a notice from the Agent specifying the breach was received by the Borrower.
e)	Bankruptcy or insolvency events. Any action, legal proceeding or other procedure or step is taken or any negotiation is commenced with a creditor in relation to:
i)	the bankruptcy, a composition of debts, a suspension of payments, winding up, a moratorium of any indebtedness, dissolution, administration or the insolvency of the Borrower or Bidco (whether voluntary, mandatory or in any other way); or

ii)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Borrower; or
f)	Creditors’ process. Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction which affects any asset or assets of the Borrower or any of its Subsidiaries having an aggregate value in excess of USD 15,000,000 and which is not discharged within 30 days, unless in the opinion of the Agent adequate steps are being taken by the Borrower or the Subsidiary to dispute or discharge such action and such steps are reasonably likely to be successful; or

g)	Cross default — agreements with Finance Parties. The Borrower or any of its Affiliates has defaulted under any agreement entered into by the Borrower or any of its Affiliates and any of the Finance Parties or any Affiliate thereof which default has not been remedied within the applicable remedy period under such agreement or waived by the relevant Finance Party; or

h)	Cross default — other agreements. The Borrower or any of its Affiliates has committed a material default, or an event of default has occurred, under:
(i)	any other financial agreement (including any financial charter parties) to which the Borrower or any of its Affiliates is a party concerning any kind of financial liability or other obligation in excess of USD 15,000,000 in aggregate; or

(ii)	any of the Transaction Documents; or
i)	Material adverse change. There has been a material adverse change (since the date hereof) in the ability of the Borrower to meet its obligations under any of the Finance Documents.
16.2	Action following an Event of Default. Upon the occurrence of an Event of Default and at any time thereafter, so long as any such Event of Default continues, the Agent may:
a)	by notice to the Borrower declare the Indebtedness to be either immediately due and payable or payable by the Borrower upon demand whereupon the same shall become immediately due and payable or (as the case may be) payable on demand by the Agent; and/or

b)	by notice to the Borrower declare the Commitment terminated; and/or

c)	take any other action, exercise any other right or pursue any other remedy conferred upon the Agent and/or the Lenders by this Agreement and/or by all or any of the Security Documents or by any applicable Regulation or otherwise as a consequence of such Event of Default; and/or

d)	freely choose and decide whether and if so, what part of, the security constituted by the Security Documents shall be realized and which of its rights exercised.
16.3	Close-out netting. Close-out netting has been agreed between the Borrower and the Lenders. If an Event of Default occurs and if a Lender or the Agent on behalf of a Lender gives notice of close-out netting to the Borrower, all present and future obligations and liabilities (whether actual or contingent and in any other capacity whatsoever) between that Lender and the Borrower shall be settled through close-out netting (slutafregning).

17.	THE AGENT

17.1	Appointment. The Lenders appoint the Agent to act as their agent in connection with this Agreement and the Security Documents and the Agent accepts such appointment.

17.2	Authorisation. The Lenders authorise the Agent:
a)	to execute any Finance Documents and any other documents which are to be executed by the Agent on the Lenders’ behalf (except for this Agreement, which shall be executed by all Lenders); and

b)	exercise all rights, powers, authorities and discretions specifically given to the Agent by the terms of this Agreement and the Security Documents or otherwise, together with all such rights, powers and discretions as are reasonably incidental thereto.
17.3	Relationship. The relationship between the Agent and the Lenders is that of principal and agent. The Agent shall not be liable to any person for any breach by any of the Lenders of any provision of any of the Finance Documents or for any breach of any other person of the terms of any of the Finance Documents. The Agent and the Lenders will enter into an agency agreement in the form attached as Exhibit 4.

17.4	Delegation. The Agent may act under the Finance Documents through their personnel and agents but shall not delegate to any agent any discretion granted to it hereunder.

17.5	Resignation. The Agent may resign and appoint one of its ultimately wholly owned Subsidiaries or an ultimately wholly owned Subsidiary of a Parent of the Agent as successor by giving notice to the Lenders and the Borrower, provided that such successor has sufficient skills and expertise in the administrations of comparable loans.

17.6	Removal. The Majority Lenders may, by giving notice to the Agent and the Borrower, remove the Agent, provided that the Majority Lenders appoint a new Agent.

17.7	Consent from the Borrower. Any successor Agent appointed pursuant to Clauses 17.5 or 17.6 must be approved by the Borrower, unless the successor Agent is an Affiliate of the Agent or an Event of Default has occurred. The Borrower may not unreasonably withhold or delay its approval of the successor Agent and shall be deemed to have given its approval 10 (ten) Banking Days after the Borrower has been requested to consent, and no response has been received from the Borrower.

17.8	Assistance. All rights and obligations of the Agent under the Finance Documents shall be transferred and assigned to any successor Agent appointed pursuant to Clauses 17.5 or 17.6 and the Agent shall provide such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

18.	CHANGES TO THE PARTIES

18.1	Assignment by a Lender. Subject to Clauses 18.2 and 18.3, a Lender (the “Existing Lender”) may at any time assign or transfer all or part of its rights or obligations under the Finance Documents (a “Transfer”) to another Lender, bank or financial institution (the “New Lender”). Each Transfer must be for a minimum amount of USD 5,000,000. The Existing Lender and the New Lender shall execute and deliver to the Agent a transfer certificate to the Agent in the form set out in Exhibit 3 hereto. Notwithstanding the Lenders’ rights under this Clause 18, the Lenders have no current intention of syndicating the Facility.

18.2	Consent from the Borrower. The New Lender must be approved by the Borrower, unless the Transfer is to (i) another Lender, (ii) an ultimately wholly-owned Subsidiary of a Lender or of a Lender’s Parent or (iii) an Event of Default has occurred. The Borrower may not unreasonably withhold or delay its approval of the New Lender and shall be deemed to have given its approval 10 (ten) Banking Days after the Agent has requested it, enclosing with such request relevant information relating to such suggested New Lender, and no response has been received from the Borrower. For exemplification, proper reason as referred to in this Clause 18.2 will include (but shall no be limited to) the Borrower’s considerations in relation to (i) its finance and borrowing strategy, (ii) current or future finance projects, including with the suggested New Lender and (iii) its experience with the suggested New Lender.

18.3	Consent from the Agent. The New Lender must be approved by the Agent, unless the Transfer is to an Affiliate of an Existing Lender.

18.4	Effects of the Transfer. On the date of the Transfer:
(a)	the Borrower and the Existing Lender shall each be released from further obligations pertaining to such transferred part of the Facility to each other under this Agreement and their respective rights pertaining to such transferred part of the Facility against each other shall be cancelled;

(b)	each of the parties to this Agreement and the New Lender shall acquire the same rights and assume the same obligations among themselves as they would have acquired and assumed had the New Lender been a party under this Agreement as a Lender with the rights and/or the obligations acquired or assumed by it as a result of the Transfer; and

(c)	a proportion of the Existing Lender’s rights under the Security Documents, equal to the proportion of the Existing Lender’s rights under this Agreement being transferred, shall automatically be transferred and assigned to the New Lender.
18.5	Handling fee. The New Lender shall, on the date upon which a Transfer takes effect, pay to the Agent (for its own account) a fee of USD 5,000 except in the event of a Transfer from a Lender to one of its Affiliates.

18.6	Assurances by the Borrower. The Borrower undertakes to procure that in relation to any Transfer, the Borrower shall at the request of the Agent execute such documents as may be in the discretion of the Agent be necessary to ensure that the New Lender attains the benefit of the Finance Documents.

18.7	No increase in the Borrower’s obligations. Any transfer made pursuant to this Clause 18 shall not increase the obligations of the Borrower (including but not limited to the introduction of withholding tax solely on account of such transfer) under the Finance Documents.

18.8	No transfer by the Borrower. The Borrower may not assign or transfer any part of its rights and/or obligations under the Finance Documents.

18.9	Disclosure of information. A Finance Party may disclose the Finance Documents and any confidential information concerning the Borrower to its Affiliates and to any bank or financial institution with whom it is proposing to enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement.

19.	NOTICES

19.1	Notices in writing. Any notices to be submitted in accordance with the Finance Documents shall be submitted by letter or telefax (and in administrative matters also by electronic communication, such as e-mail and intralinks) to the following addresses or such addresses as such party may hereafter notify to the other parties hereto:
a)	If to the Borrower:
Aktieselskabet Dampskibsselskabet TORM
Tuborg Havnevej 18
DK-2900 Hellerup
Denmark
Att.: The Chief Financial Officer
Fax: +45 39 17 93 80

E-mail (only in administrative matters): man@torm.dk

b)	If to the Agent:

In administration matters:
Danske Bank A/S
Loans and Deposits (3925) — Bent Ole Loike
Holmens Kanal 2-12
DK-1092 Copenhagen K
Denmark
Phone No. +45 45 14 56 56
Fax No. +45 45 14 99 78
E-mail    r3925syn@danskebank.dk
In credit matters:
Danske Bank A/S
Specialised Credits (4754)
Holmens Kanal 2
DK-1090 Copenhagen K
Denmark
Phone No. +45 45 12 74 00
Fax No. +45 45 12 87 22
E-mail    specialisedcredits@danskebank.dk
If to the Lenders, to the addresses set out in Schedule 1 hereto and, in respect of any New Lender, the address notified by such New Lender to the Borrower and the Agent.

19.2	Effectiveness of notices. Any notice in respect of the Finance Documents shall be deemed to be duly made only:
a)	in the case of a letter, whether delivered in course of the post or by hand or by courier, at the date and time of its actual delivery if delivered within normal business hours on a working day at the place of receipt, otherwise at the commencement of normal business on the next such working day; or

b)	in the case of a facsimile transmission, at the time recorded together with the telephone dialling code of the receiving machine on the message if such time is within normal business hours on a working day at the place of receipt, otherwise at the commencement of normal business hours on the next such working day.

19.3	Language. Any notice given under or in connection with this Agreement must be in English. All other documents provided under or in connection with this Agreement must be in English or if not in English, and unless otherwise agreed with the Agent, accompanied by a certified English translation and, in this case, the English translation (as the case may be) will prevail unless the document translated is a constitutional, statutory or other official document.

19.4	Reliance. The Borrower shall be entitled to rely on the Agent and the Agent’s consents, waivers, agreements, confirmations and similar in all matters relating to the Finance Documents notwithstanding any requirement in the Finance Documents for the Lenders or Majority Lenders to consent, waive, confirm, agree or similar.

20.	MISCELLANEOUS

20.1	Tombstone. When it becomes public that the Borrower summit the Offer, the Finance Parties may publish a tombstone in respect the financing of the Acquisition.

20.2	No implied waivers. Any Finance Parties’ omission to claim any event as an Event of De-fault or to invoke any other rights granted to the Finance Parties hereunder shall not result in the Finance Parties subsequently at any time not being entitled to claim similar events as an Event of Default or invoke such rights.

20.3	Discrepancy. In case of any discrepancy between this Agreement and the Schedules, the Exhibits or the Security Documents, this Agreement shall prevail.

20.4	Separable provisions. The provisions of the Finance Documents are several and if any of the obligations of the Borrower hereunder and thereunder shall be invalid or unenforceable in any respect in any jurisdiction, this shall not affect the validity or enforceability of such obligation in any other jurisdiction or the validity or enforceability of the remaining obligations in that or any other jurisdiction.

20.5	Amendments. Any amendments to this Agreement and the Security Documents shall only be binding provided all the parties hereto have approved such amendment in writing, except when otherwise provided herein.

20.6	Headings. In this Agreement clause headings are for ease of reference only.

21.	LAW, JURISDICTION AND ENFORCEABLITITY

21.1	Law. This Agreement shall be governed by Danish law.

21.2	Main jurisdiction. Save as provided for in Clause 21.3, the City Court in Copenhagen (Københavns Byret) shall have exclusive jurisdiction with respect to any dispute arising out of or in connection with this Agreement.

21.3	Alternative jurisdictions. Clause 21.2 shall, however, not limit the right of the Finance Parties to initiate proceedings against the Borrower or any of its assets or any of the securities constituted by the Security Documents in any competent court of law, bailiff office or other forum for the purpose of enforcing the Finance Documents.

21.4	Agent’s right to initiate proceedings. The parties agree that the Agent has the right to enforce the Finance Documents and to commence proceedings (including, without limitations, legal proceedings in any competent court) against the Borrower under the Finance Documents as agent for and on behalf of each of the other Finance Parties and it shall not be necessary for any of the other Finance Parties to be joined as an additional party in any such proceedings for this purpose.

21.5	Enforceability. This Agreement is enforceable in accordance with Section 478 paragraph 1, number 5 and paragraph 4 of the Danish Administration of Justice Act (Retsplejelovens § 478, stk. 1, nr. 5 and stk. 4) and similar provisions in any other relevant jurisdiction.

IN WITNESS whereof, the parties have entered into this Agreement executed on the date first written above.
As Borrower,
          Aktieselskabet Dampskibsselskabet TORM:

/s/ Niels Erik Nielsen	/s/ Klaus Kjærulff

Print name: Niels Erik Nielsen	Print name: Klaus Kjærulff

As Lender and Arranger,

Danske Bank A/S:

/s/ Bent V. Christensen	/s/ Flemming Møller

Print name: Bent V. Christensen	Print name: Flemming Møller

As Lender and Arranger,

HSH Nordbank AG:

/s/ Stefan Zinecker	/s/ Steffen Gerjets

Print name: Stefan Zinecker	Print name: Steffen Gerjets

As Agent,

Danske Bank A/S:

/s/ Bent V. Christensen	/s/ Flemming Møller

Print name: Bent V. Christensen	Print name: Flemming Møller
6 April 2007

SCHEDULES TO CREDIT AGREEMENT
TERM LOAN FACILITY
USD 700,000,000

BETWEEN	Aktieselskabet Dampskibsselskabet TORM
as Borrower

AND	Danske Bank A/S
HSH Nordbank AG
as Lenders and Arrangers

AND	Danske Bank A/S
as Agent

DATED	17 April 2007

SCHEDULE 1
THE LENDERS AND THEIR COMMITMENTS

LENDERS	ADDRESS FOR NOTICES	COMMITMENT

Danske Bank A/S	For credit documentation matters:	USD 350,000,000
Specialised Credits (4754)
2 Holmens Kanal
DK-1090 Copenhagen K
Denmark

e-mail:
specialisedcredits@danskebank.dk
Telephone: +45 45 12 74 00
Telefax: +45 45 12 87 22
Holmens Kanal 2-12
DK-1092 Copenhagen K
Denmark

For administration/operational matters:
Loans & Deposits (3925)
Bent Ole Loike
2-12 Holmens Kanal
DK-1092 Copenhagen K

r3925syn@danskebank.dk
Telephone: +45 45 14 56 56
Telefax:+45 45 14 99 78

HSH Nordbank AG	Shipping	USD 350,000,000
Gerhart-Hauptmann-Platz 50
D-20095 Hamburg
Germany

SCHEDULE 2
DEFINITIONS
In the Agreement (as defined below), unless the context otherwise requires:
“Acquisition” means the acquisition by Bidco of more than 50% of the outstanding capital stock of OMI in order for OMI to commence a statutory squeeze-out procedure in respect of the remaining outstanding capital stock of OMI not owned by Bidco in order for OMI to be a wholly owned subsidiary of Bidco;
“Advance” means any and all amounts advanced under the Facility to the Borrower in accordance with the Agreement or, as the case may be, the outstanding principal amount of any such advance;
“Affiliate” means in respect of a company (the “Relevant Company”)
c)	Any Parent of the Relevant Company and any other Subsidiary of such Parent; and

d)	Any Subsidiary of the Relevant Company;
“Agent” means Danske Bank A/S or any successor agent as agent under the Finance Documents;
“Agreement” means the credit agreement dated 17 April 2007 between (i) the Borrower, (ii) the Lenders, and (iii) the Agent as amended, supplemented and varied from time to time including its Schedules and Exhibits;
“Available Credit Lines” means any amounts available for drawing on any committed credit facility from a bank or financial institution which (i) is made available to the Borrower or any Subsidiary of the Borrower, (ii) is available for general corporate purposes for at least 3 months, (iii) may be applied for general purposes and (iv) may not be terminated by the relevant lender except if an event of a default has occurred;
“Available Facility” means the aggregate of the Commitments less the aggregate of the Advances;
“Banking Day” means a day on which dealings are carried on in the London interbank market and on which banks are open for all banking business including foreign exchange business in Copenhagen, Hamburg, Frankfurt, London and New York;
“Bidco” means a Marshall Islands corporation, limited liability company or partnership jointly owned by the Borrower with 50% and Teekay or a Subsidiary of Teekay with 50%, established with the purpose of making the Acquisition;

“Bidco Shareholder Loans” mean the loans in the same or higher amounts as the Advances, made by the Borrower to Bidco at the same time as Teekay makes identical loans; the terms and conditions of such loans as long as any part of the Indebtedness is outstanding under the Finance Documents shall be that the interest shall only be payment in-kind and otherwise as set forth in the joint-bid-agreement referred to under Transaction Documents or as the Lenders shall reasonably approve;
“Borrower” means Aktieselskabet Dampskibsselskabet TORM, a Danish company with company registration number CVR 22460218 and registered address at Tuborg Havnevej 18, DK-2900 Hellerup, Denmark;
“Breakage Costs” means the amount by which:
e)	the interest (excluding the Margin) which the Lenders should have received for the period from the date of receipt of an amount under the Agreement (the “Repaid Amount”) to the last day of the current Interest Period in respect of such Repaid Amount had such Repaid Amount been paid on the last day of that Interest Period exceeds

f)	the amount which the Lenders would be able to obtain by placing an amount equal to the Repaid Amount received on deposit with a leading bank in the London interbank market for a period starting on the Banking Day following the receipt of the Repaid Amount and ending on the last day of the current Interest Period in respect of such Repaid Amount;
“Cash and Cash Equivalents” means (i) any cash and bonds which are publicly traded on a major stock exchange or investment market (valued as at any applicable date of determination) and rated at least “A” with Standard and Poor’s in each case free of Security Interests and (ii) any Available Credit Lines as of the relevant date;
“Certain Funds Default” means the occurrence of any of the following Events of Default which is continuing under:
g)	Clause 16.1(a) (Failure to pay);

h)	Clause 16.1(b) (Breach of representation and warranties), with respect to any representation made pursuant to:
(i)	Clause 14.1 (a) (Incorporation);

(ii)	Clause 14.1 (b) (Corporate power and authority);

(iii)	Clause 14.1 (c) (Legal, binding and enforceable obligations);

(iv)	Clause 14.1 (d) (No conflict);

(v)	Clause 14.1 (l) (Bidco); and

(vi)	Clause 14.1 (q) (No money laundering)

not being correct in all material respects (in the case of any representation or warranty to which a materiality test is already applied, in all respects); and

i)	Clause 16.1(c) (Security jeopardized), provided that such imperilment or jeopardy is within the control of the Borrower;

j)	Clause 16.1(d) (Financial covenants and other obligations or undertakings), with respect to:
(i)	Clause 15.3 (a) (Corporate existence and listing);

(ii)	Clause 15.3 (b) (Conduct of business);

(iii)	Clause 15.3 (c) (Authorisations);

(iv)	Clause 15.3 (e) (Arm’s length), provided that a breach hereof relates to a material agreement;

(v)	Clause 15.3 (g) (No change of business);

(vi)	Clause 15.3 (h) (Mergers);

(vii)	Clause 15.3 (i) (Transaction Documents and squeeze-out), however only relating to sub-clause (i); and

(viii)	Clause 15.4 (Bidco’s business); however only relating to (a), (b) and (c), however with the respect to (b), only in relation to Clause 15.3.(b), (c) and (g); and
k)	Clause 16.1(e) (Bankruptcy or insolvency events);
“Certain Funds Period” means the period starting from the date, the Borrower has fulfilled the conditions precedents set forth in Part A of Schedule 3 and ending on the 6-month anniversary of the date of the Agreement;
“Commitment” means, in relation to a Lender, the principal amount described as such set opposite its name in Schedule 1 as reduced or cancelled in accordance with the Agreement;
“Commitment Period” means the period from and including the date of the Agreement to the date falling 30 days before the Maturity Date;
“Contribution” means the Borrower’s contribution of capital to Bidco either by way of capital (equity) or by way of Bidco Shareholder Loans;
“Costs” means all documented costs (including travel costs), expenses, disbursements, payments, charges, losses, demands, claims, liabilities, penalties, fines, damages, judgments, orders, sanctions, Taxes, fees (including court fees and legal fees) and any other outgoings of whatever nature;
“DKK” means the lawful currency of the Kingdom of Denmark;

“Drawdown Date” means the Banking Day upon which the Borrower has requested that an Advance be advanced or, as the context requires, the date on which such Advance is actually advanced;
“Event of Default” means any of the events listed in Clause 16.1 of the Agreement;
“Facility” means the term loan facility described in Clause 3.1 of the Agreement;
“Fee Letter” means a letter agreement between the Borrower and the Agent in respect of an agency fee;
“Finance Documents” means the Agreement, the Security Documents, the Fee Letter and any other document designated as a Finance Document by an Agent and the Borrower;
“Finance Parties” means the Lenders and the Agent;
“Indebtedness” means the aggregate of all amounts from time to time outstanding, due, owing or payable to the Finance Parties from the Borrower (whether as principal or surety) whether actually or contingently under the terms of the Finance Documents and/or in connection therewith (including without limitation by way of principal, interest, default interest, fees, Breakage Costs, transaction and enforcement costs (including legal fees) and any other Costs, Taxes, Tax indemnities, currency indemnities and any other indemnities and all claims for damages and other Costs in respect of any Event of Default or any other breach or default by the Borrower under the Finance Documents);
“Interest Payment Date” means the last day of each Interest Period and in respect of any Interest Period of a duration of more than 6 (six) months, the last day of every 6 (six) months period during such Interest Period and the last day of such Interest Period;
“Interest Period” means each of the Interest Periods as described in Clause 7.3 of the Agreement;
“Lenders” means each Lender listed in Schedule 1 and any New Lender and their respective successors and assignees;
“LIBOR” means
a)	the USD LIBOR as published on Reuter LIBOR 01 for USD (or any equivalent successor page or such other service as may be elected by the British Bankers’ Association as the information vendor for purposes of displaying British Bankers’ Association Interest Settlement Rates) as the rate per annum at which deposits are being quoted to prime banks in USD for the relevant Interest Period at the London Interbank Market on or about 11:00 a.m. London time two (2) Banking Days prior to the commencement of the rele-

vant Interest Period for which the rate shall apply, such rate to be determined by the Agent; or

b)	if the relevant rate does not appear on such page or service for the purpose of paragraph (a) or the Agent determines that no rate for the relevant period of time appears on such page or service, the annual rate of interest which is the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest one sixteenth of one pct. (1/16%)) of the rates of interest supplied by the Reference Banks to leading banks in the London Interbank Market in the ordinary course of business at or about 11:00 a.m. London time two (2) Banking Days prior to the commencement of the period for which the rate shall apply, such rate to be determined by the Agent; or

c)	if the rate published on such information system as described in paragraph (a) or quoted in accordance with paragraph (b), as the case may be, is materially lower than leading Danish banks and financial institutions’ costs of obtaining funds on the interbank market, then such Danish banks and financial institutions’ cost of obtaining the funds necessary to finance and maintain the Advance shall apply;
“Margin” means 0.50% (zero point fifty per cent) per annum;
“Majority Lenders” means Lenders whose aggregate Commitments are equal to or exceeds 66.66% of the total Commitments;
“Maturity Date” means the date falling 364 days from the date of the Agreement, i.e 15 April 2008;
“New Lender” shall have the meaning set out in Clause 18.1 of the Agreement;
“Notice of Drawdown” means each of the notices to be given by the Borrower pursuant to Clause 5.1 of the Agreement substantially in the form set forth in Exhibit 1 of the Agreement;
“Offer” means the offer by Bidco to purchase the outstanding capital stock in OMI in order to make the Acquisition;
“OMI” means OMI Corporation, a Marshall Islands corporation listed on the New York Stock Exchange;
“Parent” means any person, company or other entity, which directly or indirectly holds or controls the majority of the shares or voting rights in another company or entity;
“Participation” means, in relation to a Lender and the Facility or a part thereof, the share of the Facility or the relevant part thereof made available or to be made available by that Lender and thereafter the share of the Facility owing to that Lender from time to time;

“Potential Event of Default” means any event, which with the giving of notice, lapse of time, determination of materiality or other condition would constitute an Event of Default;
“Reference Banks” means such leading European banks as the Agent may appoint, provided however that such Reference Banks may not be Lenders unless otherwise approved by the Borrower;
“Regulations” means any law, rule or regulation or any directive or request by any governmental authority (whether or not having the force of law);
“Security Documents” means the documents listed in Clause 13.1 of the Agreement and any other agreement or document that may be executed at any time by the Borrower or, at the request of the Borrower, by any other person or entity as security for all or any part of the Indebtedness;
“Security Interest” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having similar effect;
“Subsidiary” means a company or other entity in which a person, a company or any other entity from time to time directly or indirectly holds or controls the majority of the shares or the voting rights;
“Taxes” means all present and future taxes, levies, imposts, duties, charges, fees, deductions and withholdings, and any restrictions and or conditions resulting in a charge (other than taxes on the overall net income of any Lender);
“Teekay” means Teekay Shipping Corporation, a Bahamas corporation listed on the New York Stock Exchange;
“Transaction Documents” means (i) the document prepared by Bidco relating to the Offer, (ii) the transaction/merger agreement between Bidco and OMI, (iii) the joint-bid-agreement between the Borrower and Teekay in respect of Bidco setting forth the agreement relating to the establishment of Bidco, the day-to-day business of Bidco and OMI, the proposed split of assets of OMI between the Borrower and Teekay, and the terms of the Bidco Shareholder Loans and the identical loans to be made by Teekay, and (iv) any documents referred to in any of the above agreements/documents;
“Transfer” shall have the meaning set out in Clause 18.1 of the Agreement; and
“USD” means the lawful currency of the United States of America.

SCHEDULE 3
CONDITIONS FOR ADVANCE
PART A
Conditions precedent. The availability of the Facility shall be subject to the Agent having received all of the following in a form and substance satisfactory to the Agent in its sole discretion:
21.6	In respect of the Borrower and the Finance Documents:
l)	the Agreement duly executed by all parties thereto;

m)	the Security Documents, duly perfected;

n)	the Fee Letter;

o)	a copy of the Articles of Association in respect of the Borrower;

p)	a transcript from the Danish Commerce and Companies Agency in respect of the Borrower;

q)	an extract of a minutes of the Borrower’s board of directors authorising the entering into of the Finance Documents and the Transaction Documents;

r)	the originals of any powers of attorney issued in favour of any person executing any of the Finance Documents on behalf of the Borrower;

s)	a legal opinion issued by Gorrissen Federspiel Kierkegaard in respect of Danish law covering inter alia the execution by the Borrower of the Finance Documents and the Transaction Documents listed in (i) to (iii) in the definition thereof;

t)	legal opinions from lawyers appointed by the Agent in respect of (i) the laws governing the Transaction Documents, (ii) Marshall Islands law and (iii) Teekay covering inter alia the execution by Teekay of the Transactions Documents listed in (i) to (iii) in the definition thereof; and

u)	a legal opinion issued by Kromann Reumert in respect of Danish law.
21.7	In respect of Bidco and the Acquisition:
v)	a copy of Bidco’s constitutional documents;

w)	a copy of each of the executed Transaction Documents (including the terms for the Bidco Shareholder Loans);

x)	evidence that Teekay has a committed offer in respect of the financing in relation to the Acquisition;

y)	a copy of the financial and legal due diligence reports made on behalf of the Borrower; and

z)	evidence that Bidco immediately after the drawdown of an Advance will acquire title to capital stock of OMI for a purchase price at least equivalent to the amount of the Advance and that the Borrower is in compliance with Clause 3.4 of the Agreement.
PART B
Conditions for Advances. The Agent shall furthermore receive in a form and substance satisfactory to the Agent all of the documents and evidence listed below at the time of or immediately after the drawdown of such:
aa)	Any such documents and evidence as are set forth under Part B, in the event that it is changed; and

bb)	such additional documents, opinions, certificates, authorizations or assurances as the Agent may reasonably request.
16 April 2007